Exhibit 99

Levi Strauss & Co. Announces First-Quarter 2003 Financial Results

    SAN FRANCISCO--(BUSINESS WIRE)--March 25, 2003--Levi Strauss & Co. today announced financial results for the first fiscal quarter ended February 23, 2003. The company continues to expect full-year sales growth of 2-5 percent on a constant-currency basis, even though first-quarter sales were affected by difficult economic and retail climates worldwide.
    First-quarter net sales declined 6 percent to $875 million from $935 million in the first quarter of 2002. Had currency rates remained constant at 2002 levels, net sales would have declined approximately 11 percent for the period.
    "We're feeling the effects of anemic economies and slow retail environments, particularly in Europe and the United States," said Phil Marineau, Levi Strauss & Co. chief executive officer. "We said the first half of the year would be difficult, but the first quarter was even tougher than we predicted. The good news is our top U.S. customers tell us that our brands are outperforming their jeans and casual pants categories. Our inventory levels at retail are also in good shape. Additionally, our Asia Pacific region continues to buck the economic trends, with six consecutive quarters of constant-currency sales growth. Most importantly, we still expect to grow the company this year.
    "Our product innovation and other business turnaround strategies are working. We have the most appealing products that we've had in years in the marketplace. The initial consumer response worldwide to our new Levi's(R) Type 1(TM) jeans is very encouraging. We also are following up on the success of Dockers(R) Go Khaki(TM) with Stain Defender(TM) by introducing shorts, women's pants and additional styles of men's pants, all featuring stain-repellent performance. Additionally, we're right on track to introduce our new Levi Strauss Signature(TM) brand in Wal-Mart this summer in the United States."

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    First-quarter gross profit was $359 million, or 41.1 percent of sales, which compares to $399 million, or 42.6 percent of sales, in the first quarter of 2002.
    Operating income for the quarter was $47 million, or 5.4 percent of net sales, compared to $106 million, or 11.3 percent of net sales, in the first quarter of 2002. Included in 2003 operating income is a reversal of $4.2 million of restructuring charges related to prior years' restructuring initiatives. First-quarter 2003 operating income excluding restructuring charges, net of reversals, was $43 million, or 4.9% of net sales. In the first quarter of 2002, the company did not incur or reverse any restructuring charges.
    EBITDA before restructuring charges, net of reversals, decreased to $58 million in the first quarter versus $124 million in the comparable period of 2002. As a percentage of net sales, EBITDA before restructuring charges, net of reversals, was 6.6 percent compared to
13.3 percent last year. Please see "Explanatory Notes" at the end of this news release for more information relating to EBITDA before restructuring charges, net of reversals.
    Net loss in the first quarter was $24 million compared to net income of $42 million in 2002. Excluding restructuring charges, net of reversals, first-quarter net loss was $27 million in 2003. The net loss is primarily due to lower sales and higher interest expense versus last year, as well as net losses from the company's foreign exchange management activities.
    As of February 23, 2003, total debt was $2.56 billion compared to $1.85 billion as of the fiscal year ended November 24, 2002. The rise in debt is primarily offset by an increase in cash levels of approximately $530 million, reflecting the company's refinancing activities in the first quarter of 2003. At quarter-end, total debt, less cash, stood at $1.94 billion versus $1.75 billion at the end of fiscal year 2002.
    "As anticipated, debt levels rose this quarter due to the refinancing of our bank credit facility and completion of our senior notes offerings," said Bill Chiasson, chief financial officer. "This provides us with the liquidity to retire maturing debt and pursue our growth initiatives this year. Over the last several years, we have built a much more flexible business model that has allowed us to achieve our cash flow and debt objectives, despite the market softness. Given the challenging operating environment, we're tightly managing costs and inventories to protect earnings and cash flow. We expected first-half adjusted EBITDA margins to be in the mid- to high-single digits; however, difficult market conditions have led us to revise our full-year expectations from 10.5-12.5 percent to a range of 9.5-11.5 percent."

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    Levi Strauss & Co. is one of the world's leading branded apparel companies, marketing its products in more than 100 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R), Dockers(R) and Levi Strauss Signature(TM) brands.
    The company's first-quarter investor conference call, featuring Phil Marineau, chief executive officer; Bill Chiasson, chief financial officer; and Joe Maurer, treasurer, will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm on March 25, 2003 at 10 a.m. EST. A replay is available on the Web site the same day beginning at approximately 1 p.m. EST and will remain until April 8, 2003. A telephone replay also is available at (706) 645-9291; I.D. #8994758 from approximately 1 p.m. EST through April 1, 2003.

    Explanatory Notes

    Restructuring charges, net of reversals.

    Throughout this news release, references have been made to certain financial items that exclude restructuring charges, net of reversals. The restructuring charges, net of reversals, relate to charges the company has taken relating to prior years' restructuring initiatives, specifically plant closures and workforce reductions that the company has initiated since 1997. In the current quarter, reversals from the restructuring reserves equaled $4.2 million.

    EBITDA before restructuring charges, net of reversals.

    "EBITDA before restructuring charges, net of reversals," equals net income before interest expense, income tax expense, depreciation and amortization, other (income) expense, net and restructuring charges, net of reversals. The company has previously reported this line item as "EBITDA before net restructuring charges and related expenses" to also exclude from EBITDA expenses incurred in connection with restructuring initiatives, primarily for workers' compensation and pension enhancements associated with the 2002 plant closures in the United States. The company did not incur any such restructuring-related expenses in the first quarter of 2002 or 2003 and does not expect to incur such expenses going forward. References to "adjusted EBITDA margin" in this news release mean EBITDA before restructuring charges, net of reversals, as a percentage of sales.

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    The company believes that its investors find EBITDA before restructuring charges, net of reversals, to be a useful analytical tool for measuring the company's ability to service its debt and for measuring its ability to generate cash for other purposes. EBITDA before restructuring charges, net of reversals, is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of, operating income or cash flow or any other measure of performance determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA before restructuring charges, net of reversals, differently, and the company's EBITDA before restructuring charges, net of reversals, calculations are not necessarily comparable with similarly titled figures for other companies.

    This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to our anticipated sales performance and trends; gross margins and EBITDA margins; new product introductions; marketing and advertising initiatives; the impact of plant closures; and other matters. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K for the fiscal year ended 2002, especially in the Risk Factors and Management's Discussion and Analysis sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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

                          LEVI STRAUSS & CO.

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                        (Dollars in Thousands)
                              (Unaudited)

                                                  Three Months Ended
                                                 ---------------------
                                                 February    February
                                                     23,        24,
                                                    2003       2002
                                                 ---------- ----------
Net sales                                        $ 875,088  $ 935,285
Cost of goods sold                                 515,641    536,701
                                                 ---------- ----------
  Gross profit                                     359,447    398,584
Marketing, general and administrative expenses     323,533    298,935
Other operating (income)                            (7,316)    (6,113)
Restructuring charges, net of reversals             (4,210)        --
                                                 ---------- ----------
  Operating income                                  47,440    105,762
Interest expense                                    59,679     48,023
Other (income) expense, net                         27,909     (9,677)
                                                 ---------- ----------
  Income (loss) before taxes                       (40,148)    67,416
Income tax expense (benefit)                       (15,658)    24,944
                                                 ---------- ----------
  Net income (loss)                              $ (24,490) $  42,472
                                                 ========== ==========


          CALCULATION OF EBITDA BEFORE RESTRUCTURING CHARGES,
                           NET OF REVERSALS
                        (Dollars in Thousands)
                              (Unaudited)

Net income (loss)                                $ (24,490) $  42,472
Interest expense                                    59,679     48,023
Income tax expense (benefit)                       (15,658)    24,944
Depreciation and amortization expense*              14,908     18,228
Other (income) expense, net                         27,909     (9,677)
Restructuring charges, net of reversals             (4,210)        --
                                                 ---------- ----------
EBITDA before restructuring charges, net of
 reversals                                       $  58,138  $ 123,990
                                                 ========== ==========

* Amortization expense for goodwill and trademarks was discontinued in 2003 due to a new accounting standard. For the first quarter of 2002, amortization expense for goodwill and trademarks was approximately $2.7 million.


                        ADDITIONAL INFORMATION
                        (Dollars in Thousands)
                              (Unaudited)

    Advertising expense                          $  68,774  $  66,074
                                                 ========== ==========
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                          LEVI STRAUSS & CO.

                          NET SALES BY REGION
                         (Dollars in Millions)
                              (Unaudited)

                              Net Sales (as reported)
                                 Three Months Ended
              --------------------------------------------------------
              February 23,        February 24,
Region            2003                2002            Percent Change
--------      -------------      ---------------    ------------------
Americas         $   514.2           $    601.3                (14.5%)
Europe               274.4                260.6                  5.3%
Asia                  86.5                 73.3                 18.0%
Total            $   875.1           $    935.3                (6.4)%


                    Net Sales (at Prior Year Currency Exchange Rates)
                                   Three Months Ended
                   ---------------------------------------------------
                     February 23,
                         2003
                      (At 2002          February 24,
Region              Currency Rates)         2002       Percent Change
--------           ----------------    --------------  ---------------

Americas             $       516.7       $     601.3           (14.1%)
Europe                       231.6             260.6           (11.1%)
Asia                          81.8              73.3            11.6%
Total                $       830.1       $     935.3          (11.2)%
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


                          LEVI STRAUSS & CO.

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Dollars in Thousands)

                                            February 23,  November 24,
                                                2003          2002
                                            ------------- ------------
                                             (Unaudited)
ASSETS
--------------------------------------

Cash and cash equivalents                    $   381,434   $   96,478
Restricted cash                                  244,272           --
Trade receivables, net                           547,286      660,516
Total inventories                                667,580      591,714
Property, plant and equipment, net               492,138      482,446
Other assets                                   1,248,172    1,186,130
                                            ------------- ------------
   Total Assets                              $ 3,580,882   $3,017,284
                                            ============= ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
--------------------------------------

Current maturities of long-term debt and
 short-term borrowings                       $    93,759   $   95,225
Accounts payable                                 243,300      292,383
Restructuring reserves                            39,919       65,576
Other current liabilities                        622,932      631,606
                                            ------------- ------------
 Total current liabilities                       999,910    1,084,790
Long-term debt, less current maturities        2,468,727    1,751,752
Long-term employee related benefits              450,957      527,418
Postretirement medical benefits                  554,753      548,930
Other long-term liabilities                      124,445       99,978
                                            ------------- ------------
   Total liabilities                           4,598,792    4,012,868
                                            ------------- ------------
   Total stockholders' deficit                (1,017,910)    (995,584)
                                            ------------- ------------
   Total Liabilities and Stockholders'
    Deficit                                  $ 3,580,882   $3,017,284
                                            ============= ============
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    CONTACT: Tidal Communications, Inc.
             Christine Greany, 203/866-4401 (Investor) or
             Levi Strauss & Co.
             Linda Butler, 415/501-3317 (Media)

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